Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 27, 2004, except for the fourth paragraph of Note 2, as to which the date is _______, in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-113521) and related Prospectus of CoTherix, Inc. for the registration of shares of its common stock.

ERNST & YOUNG LLP

Palo Alto, California

The foregoing consent is in the form that will be signed upon the consummation of the reverse stock split described in Note 2 to the financial statements.

/s/    ERNST & YOUNG LLP

Palo Alto, California

May 17, 2004